EXHIBIT 99

SPS Commerce Reports Third Quarter 2010 Financial Results

Company Delivers 39th Consecutive Quarter of Revenue Growth

MINNEAPOLIS, Oct. 28, 2010 (GLOBE NEWSWIRE) -- SPS Commerce (Nasdaq:SPSC), a leading provider of on-demand supply chain management solutions, today announced financial results for the quarter ended September 30, 2010.

Revenue was $11.5 million in the third quarter of 2010, compared to $9.6 million in the third quarter of 2009, reflecting 19% growth in revenue from the third quarter 2009. Recurring revenue grew 23% from the third quarter of 2009.

Net income in the third quarter of 2010 was $886,000 or $0.07 per diluted share, compared to net income of $346,000, or $0.04 per diluted share, in the third quarter of 2009. Non-GAAP net income per diluted share was $0.09, compared to non-GAAP net income per diluted share of $0.05 in the third quarter of 2009. Adjusted EBITDA for the third quarter of 2010 was $1.4 million, compared to $861,000 for the third quarter of 2009.

"We're pleased to report another strong quarter driven by solid execution," said Archie Black, President and CEO of SPS Commerce. "We saw our relationships grow with partners on all sides of the supply chain, and we continue to deliver a solid value proposition to the SMB market while driving higher revenue streams across our products. In addition, we continue to execute and focus on our unique viral platform that we believe gives us a competitive advantage in the supply chain world."

Revenue for the nine months ended September 30, 2010 was $32.7 million, compared to $27.8 million for the comparable period in 2009. Net income for the nine months ended September 30, 2010 was $2.4 million, or $0.22 per diluted share, compared to net income of $949,000, or $0.10 per diluted share, for the comparable period in 2009. Non-GAAP net income per diluted share for the nine months ended September 30, 2010 was $0.26, compared to non-GAAP net income per diluted share of $0.14 for the comparable period in 2009. Adjusted EBITDA for the first nine months of this year was $4.1 million, compared to $2.5 million for the first nine months of last year.

"The 23% year-over-year increase in recurring revenue demonstrates our success in growing both the number of recurring revenue customers and the annualized average recurring revenue per recurring revenue customer," said Kim Nelson, Chief Financial Officer of SPS Commerce. "This continued solid execution gives us the confidence to raise our full year guidance."

Guidance

For the fourth quarter of 2010, revenue is expected to be in the range of $11.7 to $11.9 million, representing growth of 17% to 19% compared to the fourth quarter of 2009. Fourth quarter net income per diluted share is expected to be in the range of $0.03 to $0.04. Non-GAAP net income per diluted share is expected to be in the range of $0.04 to $0.05. Adjusted EBITDA is expected to be in the range of $900,000 to $1.0 million. Non-cash, share based compensation expense is expected to be approximately $235,000.

For the full year 2010, revenue is expected to be in the range of $44.4 to $44.6 million, representing growth of approximately 18% over 2009. Net income per diluted share for the full year 2010 is expected to be in the range of $0.24 to $0.25. Non-GAAP net income per diluted share is expected to be in the range of $0.30 to $0.31. Adjusted EBITDA is expected to be in the range of $5.0 to $5.1 million. Non-cash, share based compensation expense is expected to be approximately $700,000.

Quarterly Conference Call

SPS Commerce will discuss its quarterly results today via teleconference at 3:15 p.m. Central Time (4:15 p.m. Eastern Time).  To access the call, please dial (877) 312-7508, or outside the U.S. (253) 237-1184, at least five minutes prior to the 3:15 p.m. CT start time. A live webcast of the call will also be available at http://investors.spscommerce.com under the Events & Presentations menu. An audio replay will be available between 6:30 p.m. CT October 28, 2010 and 10:59 p.m. CT November 11, 2010 by calling (800) 642-1687 or (706) 645-9291, with Conference ID 16024652. The replay will also be available on the Company's website at http://investors.spscommerce.com.

About SPS Commerce

SPS Commerce is a leading provider of on-demand supply chain management solutions, providing integration, collaboration, connectivity, visibility and data analytics to thousands of customers worldwide. We deliver our solutions over the Internet using a Software-as-a-Service model to improve the way suppliers, retailers, distributors and other customers manage and fulfill orders. Our SPSCommerce.net platform features pre-built integrations used by current and new customers alike, spanning 2,700 order management models across 1,300 retailers, grocers and distributors, as well as integrations to over 100 accounting, warehouse management, enterprise resource planning, and packing and shipping applications. More than 35,000 customers across more than 40 countries have used SPSCommerce.net, making it one of the largest trading partner integration centers. SPS Commerce has 39 consecutive quarters of increased revenues and is headquartered in Minneapolis. For additional information, please contact SPS Commerce at 866-245-8100 or visit www.spscommerce.com.

SPS Commerce is a registered trademark of SPS Commerce, Inc. SPSCommerce.net and the SPS Commerce logo are the property of SPS Commerce, Inc.

The SPS Commerce logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=7184

Use of Non-GAAP Financial Measures

To supplement its financial statements, SPS Commerce also provides investors with Adjusted EBITDA and non-GAAP net income per share, which are non-GAAP financial measures. SPS Commerce believes that these non-GAAP measures provide useful information to management and investors regarding certain financial and business trends relating to its financial condition and results of operations. SPS Commerce's management uses these non-GAAP measures to compare the company's performance to that of prior periods for trend analyses and planning purposes. It uses Adjusted EBITDA for purposes of determining executive and senior management incentive compensation. These measures are also presented to the company's board of directors.

EBITDA consists of net income plus depreciation and amortization, interest expense, interest income and income tax (benefit) expense. Adjusted EBITDA consists of EBITDA plus non-cash, share-based compensation expense. SPS Commerce uses Adjusted EBITDA as a measure of operating performance because it assists the company in comparing performance on a consistent basis, as it removes from operating results the impact of the company's capital structure. SPS Commerce believes Adjusted EBITDA is useful to an investor in evaluating the company's operating performance because it is widely used to measure a company's operating performance without regard to items such as depreciation and amortization, which can vary depending upon accounting methods and the book value of assets, and to present a meaningful measure of corporate performance exclusive of the company's capital structure and the method by which assets were acquired.

Non-GAAP net income per share consists of net income plus non-cash, share-based compensation expense and amortization expense related to intangible assets divided by the weighted average number of shares of common stock outstanding during each period. SPS Commerce believes non-GAAP net income per share is useful to an investor because it is widely used to measure a company's operating performance.

These non-GAAP measures should not be considered a substitute for, or superior to, financial measures calculated in accordance with generally accepted accounting principles in the United States. These non-GAAP financial measures exclude significant expenses and income that are required by GAAP to be recorded in the company's financial statements and are subject to inherent limitations. SPS Commerce urges investors to review the reconciliation of its non-GAAP financial measures to the comparable GAAP financial measures that are includes in this press release. The following tables provide reconciliations of net income to Adjusted EBITDA and non-GAAP net income per share (in thousands, except per share amounts):

SPS COMMERCE, INC.
NON-GAAP RECONCILIATION
(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009

Net income	$ 886	$ 346	$ 2,443	$ 949
Depreciation and amortization	403	326	1,148	1,089
Interest expense	8	61	66	225
Interest income	(104)	--	(104)	--
Income tax (benefit) expense	(7)	49	96	60

EBITDA	1,186	782	3,649	2,323
Non-cash, share-based compensation expense	232	79	458	177

Adjusted EBITDA	$ 1,418	$ 861	$ 4,107	$ 2,500

Net income	$ 886	$ 346	$ 2,443	$ 949
Non-cash, share-based compensation expense	232	79	458	177
Amortization of intangible assets	--	--	--	155

Non-GAAP net income	$ 1,118	$ 425	$ 2,901	$ 1,281

Shares used to compute non-GAAP net income per share
Basic	11,620	331	6,796	331
Diluted	12,413	9,004	11,275	9,084

Non-GAAP net income per share
Basic	$ 0.10	$ 1.28	$ 0.43	$ 3.87
Diluted	$ 0.09	$ 0.05	$ 0.26	$ 0.14

Forward-Looking Statements

This press release may contain forward-looking statements, including information about management's view of SPS Commerce's future expectations, plans and prospects, within the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties and other factors which may cause the results of SPS Commerce, divisions and concepts to be materially different than those expressed or implied in such statements. Certain of these risk factors and others are included in documents SPS Commerce files with the Securities and Exchange Commission, including but not limited to, the final prospectus relating to its initial public offering, as well as subsequent reports filed with the Securities and Exchange Commission. Other unknown or unpredictable factors also could have material adverse effects on SPS Commerce's future results. The forward-looking statements included in this press release are made only as of the date hereof. SPS Commerce cannot guarantee future results, levels of activity, performance or achievements. Accordingly, you should not place undue reliance on these forward-looking statements. Finally, SPS Commerce expressly disclaims any intent or obligation to update any forward-looking statements to reflect subsequent events or circumstances.

SPS-F

SPS COMMERCE, INC.
CONDENSED BALANCE SHEETS
(In thousands, except share amounts)

	September 30, 2010	December 31, 2009
	(unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$ 39,113	$ 5,931
Accounts receivable, less allowance for doubtful accounts of $217 and $226	5,517	4,766
Deferred costs, current	4,581	4,126
Prepaid expenses and other current assets	991	1,440
Total current assets	50,202	16,263
PROPERTY AND EQUIPMENT, net	2,602	2,520
GOODWILL	1,166	1,166
INTANGIBLE ASSETS, net	290	290
OTHER ASSETS
Deferred costs, net of current portion	1,887	1,617
Other non-current assets	80	63
	$ 56,227	$ 21,919

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES
Current portion of long-term debt	$ 122	$ 837
Line of credit	--	1,500
Accounts payable	1,058	1,345
Accrued compensation and benefits	3,719	3,005
Accrued expenses and other current liabilities	1,021	1,196
Current portion of deferred revenue	3,674	3,407
Total current liabilities	9,594	11,290
LONG-TERM DEBT, less current portion	--	355
OTHER LIABILITIES
Deferred revenue, less current portion	4,624	4,025
Other non-current liabilities	289	937
Total liabilities	14,507	16,607
REDEEMABLE CONVERTIBLE PREFERRED STOCK
Series A redeemable convertible preferred stock, $0.001 par value, 0 and 1,182,217 shares authorized; 0 and 1,154,151 shares issued and outstanding; aggregate liquidation preference of $0 and $10,000, respectively	--	37,676
Series B redeemable convertible preferred stock, $0.001 par value, 0 and 6,274,329 shares authorized; 0 and 5,688,116 shares issued and outstanding; aggregate liquidation preference of $0 and $21,112, respectively	--	20,658
Series C redeemable convertible preferred stock, $0.001 par value, 0 and 1,602,000 shares authorized; 0 and 1,251,559 shares issued and outstanding; aggregate liquidation preference of $0 and $7,500, respectively	--	7,444
Total redeemable convertible preferred stock	--	65,778
STOCKHOLDERS' EQUITY (DEFICIT )
Preferred stock, $0.001 par value; 5,000,000 and 0 shares authorized; 0 shares issued and outstanding	--	--
Common stock, $0.001 par value; 55,000,000 and 13,442,303 shares authorized; 11,627,743 and 327,113 shares issued and outstanding, respectively	12	--
Additional paid-in capital	104,916	5,186
Accumulated deficit	(63,208)	(65,652)
Total stockholders' equity (deficit)	41,720	(60,466)
	$ 56,227	$ 21,919

SPS COMMERCE, INC.
CONDENSED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Revenues	$ 11,491	$ 9,634	$ 32,678	$ 27,765
Cost of revenues	3,211	3,009	9,293	8,742
Gross profit	8,280	6,625	23,385	19,023
Operating expenses
Sales and marketing	4,139	3,533	11,768	10,005
Research and development	1,108	1,123	3,218	3,226
General and administrative	2,165	1,505	5,805	4,671
Total operating expenses	7,412	6,161	20,791	17,902
Income from operations	868	464	2,594	1,121
Other income (expense)
Interest expense	(8)	(61)	(66)	(225)
Interest income	104	--	104	--
Other income (expense)	(85)	(8)	(93)	113
Total other income (expense), net	11	(69)	(55)	(112)
Income tax benefit (expense)	7	(49)	(96)	(60)
Net income	$ 886	$ 346	$ 2,443	$ 949

Net income per share
Basic	$ 0.08	$ 1.05	$ 0.36	$ 2.87
Diluted	$ 0.07	$ 0.04	$ 0.22	$ 0.10
Weighted average common shares used to compute net income per share
Basic	11,620	331	6,796	331
Diluted	12,413	9,004	11,275	9,084

SPS COMMERCE, INC.
CONDENSED STATEMENTS OF CASH FLOWS
(In thousands)

	For the Nine Months Ended
	September 30,
	2010	2009
	(unaudited)	(unaudited)

Cash flows from operating activities
Net income	$ 2,443	$ 949
Reconciliation of net income to net cash provided by operating activities
Depreciation and amortization	1,148	1,082
Provision for doubtful accounts	225	319
Stock-based compensation	458	177
Change in carrying value of preferred stock warrants	27	(95)
Other	1	8
Changes in assets and liabilities
Accounts receivable	(975)	(574)
Prepaid expenses and other current assets	450	(12)
Other assets	(18)	(6)
Deferred costs	(724)	(128)
Accounts payable	(287)	133
Deferred revenue	866	837
Accrued compensation and benefits	714	1,319
Accrued expenses and other current liabilities	(256)	78
Net cash provided by operating activities	4,072	4,087
Cash flows from investing activities
Purchases of property and equipment	(1,230)	(506)
Net cash flows used in investing activities	(1,230)	(506)
Cash flows from financing activities
Borrowings on line of credit	4,450	12,025
Payments on line of credit	(5,950)	(12,025)
Payments on equipment loans	(732)	(580)
Payments on term loan	--	(500)
Payments of capital lease obligations	(338)	(420)
Net proceeds from initial public offering	32,902	--
Net proceeds from exercise of options to purchase common stock	8	--
Net cash flows provided by (used in) financing activities	30,340	(1,500)
Net increase in cash and cash equivalents	33,182	2,081
Cash and cash equivalents at beginning of period	5,931	3,715
Cash and cash equivalents at end of period	$ 39,113	$ 5,796
CONTACT:  The Blueshirt Group
          Investor Relations:
          Todd Friedman
            todd@blueshirtgroup.com
          Stacie Bosinoff
            stacie@blueshirtgroup.com
          415-217-7722

          SPS Commerce
          Media:
          Kay Rindels
          866-245-8100
          krindels@spscommerce.com

          PAN Communications
          Kim Baker
          978-474-1900
          spscommerce@pancomm.com